FORBEARANCE AND EXCHANGE AGREEMENT

This Forbearance and Exchange Agreement (this “Agreement”) is dated this 31st day of January, 2019, by and among DATCHAT, INC., a Nevada corporation (the “Company”), and HUDSON BAY MASTER FUND LTD, an entity formed and existing under the laws of the Cayman Islands (the “Holder”).

WHEREAS, the Holder beneficially owns and holds a senior convertible note in the original principal amount of $300,000 (the “Original Note”) and a warrant (the “Original Warrant”, and together with the Original Note, the “Original Securities”) to acquire up to 1,500,000 shares of Common Stock (as defined below), which were purchased under that certain Securities Purchase Agreement, dated January 25, 2018, as amended (the “Purchase Agreement”);

WHEREAS, on January 26, 2019, the Maturity Date (as defined in the Original Note) occurred and the Company failed to repay the outstanding amounts under the Original Note in cash as required by the terms of the Original Note (the “Maturity Date Default”);

WHEREAS, the Company desires to obtain a forbearance of the Maturity Date Default;

WHEREAS, the Holder and the Company acknowledge and agree that, but for a scribner’s error in the Purchase Agreement, the Original Warrant would have been issued as a warrant to acquire up to 2,250,000 shares of common stock, par value $0.0001 per share, in the form of the Original Warrant (the “Corrected Warrant”, as exercised, the “Corrected Warrant Shares”)

WHEREAS, as of the date hereof (the “Exchange Date”), the Company agrees to correct the scribner’s error by exchanging the Original Warrant for the Corrected Warrant;

WHEREAS, the offer and exchange of the Original Warrant for the Corrected Warrant by the Company under this Agreement is exempt from registration under applicable United States securities laws pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, capitalized terms not defined hereby shall have the meaning as set forth in the Purchase Agreement, as amended hereby.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holder hereby agree as follows:

Section 1. Forbearance.

1.1 Acknowledgement of Maturity Date Default; Agreement to Forbear. The Company hereby acknowledges and agrees that (x) the Maturity Date Default has occurred and is continuing and (y) from and after the occurrence of the Maturity Date Default on January 26, 2019, the Original Note has been (and continues to be) accruing interest at the Default Rate (as defined in the Original Note). Effective as of the date hereof (the “Forbearance Effective Date”), and pursuant to the terms of this Agreement, the Holder hereby agrees to forbear (the “Forbearance”) from (i) declaring a breach of any Transaction Document or this Agreement caused solely as a result of the Maturity Date Default, (ii) declaring the occurrence of any Event of Default caused solely as a result of the Maturity Date Default having occurred and from delivering any Event of Default Redemption Notice with respect thereto or (iii) demanding any amounts due and payable caused solely as a result of the Maturity Date Default, in each case, until the earlier of (the “Forbearance Expiration Date” and the period commencing on the Forbearance Effective Date and ending on the Forbearance Expiration Date, the “Forbearance Period”):

(a)	5:00 p.m. prevailing New York City time on February 5, 2019;
(b)	the occurrence of a Bankruptcy Event of Default (as defined in the Original Note) or a Fundamental Transaction (as defined in the Original Note); or
(c)	such date the Holder determines in its sole discretion that the Company (i) has breached this Agreement or any Transaction Document, or (ii) has failed to remedy the same within two (2) Business Days after receiving written notice thereof from the Holder.

1.2 Limited Effect of Forbearance. Subject to the foregoing, the Holder has not waived and is not by this Agreement waiving the Maturity Date Default or any other existing Event of Default (each an “Existing Event of Default”) or any other breach or any other Event of Default or any other breach which may be continuing on the date hereof or any Event of Default or any other breach which may occur after the date hereof (whether the same or similar to the Existing Event of Default or otherwise), and nothing contained herein shall be deemed or constitute any such waiver. No action, failure to act or acquiescence by the Holder or other circumstance shall constitute a waiver of any Event of Default or any other breach, unless and until such time as the Holder agrees in writing to a waiver of any such Event of Default or any other breach. Except as otherwise expressly provided in this Section 1, the Holder hereby expressly reserves the exercise (in its sole discretion) of any and all rights or remedies hereunder and under the Transaction Documents, applicable law and otherwise as a result of any Event of Default or any other breach, and the Holder has not waived any of such rights or remedies and nothing in this Agreement, and no delay by the Holder in exercising such rights or remedies, should be construed as a waiver of any such rights or remedies.

Section 2. Exchange; Pre-Delivery of Certificates; Amendments; Ratification.

2.1 Exchange. Subject to and upon the terms and conditions set forth in this Agreement, on the Exchange Date, the Original Warrant is hereby exchanged for the Corrected Warrant, in reliance on the exemption provided by Rule 3(a)(9) of the Securities Act (the “Exchange”). On the Exchange Date, following the consummation of the Exchange, the Original Warrant shall be deemed automatically cancelled and shall have no further force and effect.

2.2 Amendments. Effective as of the Exchange Date, (a) the defined term “Warrants” in each of the Transaction Documents is hereby amended to include the Corrected Warrant, (b) the defined term “Warrant Shares” is hereby amended to include the Corrected Warrant Shares, and (c) the defined term “Transaction Documents” in each of the Transaction Documents is hereby amended to include this Agreement.

2.3 Ratification. The Purchase Agreement and each other Transaction Document, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Exchange Date: (i) all references in the Purchase Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement as amended by this Agreement, and (ii) all references in the other Transaction Documents, to the “Securities Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement as amended by this Agreement and (y) the Purchase Agreement and each other Transaction Document, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

2.4 Pre-Delivery of Certificates. The Company acknowledges that certificates evidencing the Original Note and the Original Warrant were not delivered by the Company to the Holder prior to the date hereof. As soon as commercially practicable, but in no event later than three (3) Trading Days after the date hereof, the Company shall deliver original certificates (the “Certificates”) with respect to the Original Note and deliver the Corrected Warrant to the Holder (or its legal counsel) (the “Certificate Delivery”).

Section 3. Representations and Warranties of the Company. The Company as of the date hereof hereby represents and warrants to the Holder that:

(a)               Organization and Qualification. The Company is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. The Company is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below). As used in this Agreement, “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Company or any of its Subsidiaries to perform any of their respective obligations under any of the Exchange Documents (as defined below). The Company has no Subsidiaries. “Subsidiaries” means any Person (as defined in the Purchase Agreement) in which the Company, directly or indirectly, (i) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”

(b)               Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the Corrected Warrant (including, without limitation, the issuance of the Corrected Warrant in accordance with the terms hereof and the reservation and issuance of the Corrected Warrant Shares in accordance with the terms of the Corrected Warrant, as applicable). The execution and delivery of this Agreement and the Corrected Warrant by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Corrected Warrant in accordance with the terms hereof and the reservation and issuance of the Corrected Warrant Shares in accordance with the terms of the Corrected Warrant, as applicable) have been duly authorized by the Company’s board of directors and (other than the filing of a Form D with the U.S. Securities and Exchange Commission (the “SEC”) and the filing(s) required by applicable state “blue sky” securities laws, rules and regulations (together the “Securities Filings”)) no further filing, consent or authorization is required by the Company, its board of directors or their stockholders or other governing body. This Agreement and the Corrected Warrant has been duly executed and delivered by the Company, and each constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(c)               Issuance of Securities. The Corrected Warrant has been duly authorized and shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances (collectively “Liens”) with respect to the issuance thereof. Upon exercise in accordance with the Corrected Warrant, the Corrected Warrant Shares, when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of the representations and warranties of the Holder in this Agreement, the Exchange is exempt from registration under the Securities Act.

(d)               No Conflicts. The execution, delivery and performance of this Agreement and the Corrected Warrant by the Company and its Subsidiaries and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Corrected Warrant in accordance with the terms hereof and the reservation and issuance of the Corrected Warrant Shares in accordance with the terms of the Corrected Warrant, as applicable) will not (i) result in a violation of the Articles of Incorporation (as defined below) (including, without limitation, any certificate of designation contained therein), Bylaws (as defined below), or any capital stock or other securities of the Company, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party (but, for the avoidance of doubt, does not include the Original Securities or the Corrected Warrant), or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected.

(e)               Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with, any Governmental Entity (as defined below) or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the date hereof, and the Company is not aware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings contemplated by this Agreement or the Transaction Documents. “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

(f)                Material Liabilities; Financial Information; Forecasts. Except as set forth on Schedule 3(f), the Company has no liabilities or obligations, absolute or contingent (individually or in the aggregate), except obligations under contracts made in the ordinary course of business that as of the date of this Agreement would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles as applied in the United States, consistently applied for the periods covered thereby (“GAAP”).

(g)               Bankruptcy/Insolvency Proceedings. The Company has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

(h)               No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, or any of its businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) could have a material adverse effect on the Holder’s investment hereunder or (ii) could have a Material Adverse Effect.

(i)                 Conduct of Business; Regulatory Permits. The Company is not in violation of any term of or in default under its Articles of Incorporation, any certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company or Bylaws or their organizational charter, certificate of formation, memorandum of association, articles of association, Articles of Incorporation or certificate of incorporation or bylaws, respectively. The Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company, and the Company will not conduct its business in violation of any of the foregoing, except in all cases for possible violations which could not, individually or in the aggregate, have a Material Adverse Effect. The Company possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

(j)                 Foreign Corrupt Practices. Neither the Company, nor any director, officer, agent, employee, nor any other person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”) have violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption laws, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(i)                 (A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or

(ii)              assisting the Company or its Subsidiaries in obtaining or retaining business for or with, or directing business to, the Company or its Subsidiaries.

(k)               Transactions With Affiliates. Except as set forth on Schedule 3(k), no current or former employee, partner, director, officer or stockholder (direct or indirect) of the Company or its Subsidiaries, or any associate, or, to the knowledge of the Company, any affiliate of any thereof, or any relative with a relationship no more remote than first cousin of any of the foregoing, is presently, or has ever been, (i) a party to any transaction with the Company or its Subsidiaries (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or stockholder or such associate or affiliate or relative Subsidiaries (other than for ordinary course services as employees, officers or directors of the Company or any of its Subsidiaries)) or (ii) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a competitor, supplier or customer of the Company or its Subsidiaries (except for a passive investment (direct or indirect) in less than 5% of the common stock of a company), nor does any such Person receive income from any source other than the Company or its Subsidiaries which relates to the business of the Company or its Subsidiaries or should properly accrue to the Company or its Subsidiaries. No employee, officer, stockholder or director of the Company or any of its Subsidiaries or member of his or her immediate family is indebted to the Company or its Subsidiaries, as the case may be, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees or executives (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company).

(l)                 Equity Capitalization.

(i)                 Definitions:

(A)       “Common Stock” means (x) the Company’s shares of common stock, $0.0001 par value per share, and (y) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(B)       “Preferred Stock” means (x) the Company’s blank check preferred stock, $0.0001 par value per share, the terms of which may be designated by the board of directors of the Company in a certificate of designations and (y) any capital stock into which such preferred stock shall have been changed or any share capital resulting from a reclassification of such preferred stock (other than a conversion of such preferred stock into Common Stock in accordance with the terms of such certificate of designations).

(ii)              Authorized and Outstanding Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (A) 180,000,000 shares of Common Stock, of which, 23,945,578 are issued and outstanding and 375,000 shares are reserved for issuance pursuant to Convertible Securities (as defined in the Purchase Agreement) (other than the shares of Common Stock issuable upon conversion of the Original Note and the Original and/or the Corrected Warrant) exercisable or exchangeable for, or convertible into, shares of Common Stock, and (B) 20,000,000 shares of Preferred Stock, none of which are issued and outstanding. No shares of Common Stock are held in the treasury of the Company. Schedule 3(l)(ii) sets forth all of the authorized capital stock of the Company (and owners thereof) on a fully-diluted basis as of the Exchange Date.

(iii)            Valid Issuance; Available Shares; Affiliates. All of such outstanding shares are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Schedule 3(l)(iii) sets forth the number of shares of Common Stock that are (A) reserved for issuance pursuant to Convertible Securities (as defined below) and (B) that are, as of the date hereof, owned by Persons who are “affiliates” (as defined in Rule 405 of the Securities Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company’s issued and outstanding Common Stock are “affiliates” without conceding that any such Persons are “affiliates” for purposes of federal securities laws) of the Company or any of its Subsidiaries. To the Company’s knowledge, no Person owns 10% or more of the Company’s issued and outstanding shares of Common Stock (calculated based on the assumption that all Convertible Securities (as defined below), whether or not presently exercisable or convertible, have been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including “blockers”) contained therein without conceding that such identified Person is a 10% stockholder for purposes of federal securities laws).

(iv)             Existing Securities; Obligations. Except as disclosed on Schedule 3(l)(iv): (A) none of the Company’s shares, interests or capital stock is subject to preemptive rights or any other similar rights or Liens suffered or permitted by the Company; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares, interests or capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company; (C) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the Securities Act; (D) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (E) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Corrected Warrant; and (F) the Company has no stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(v)               Organizational Documents. The Company has furnished to the Holder true, correct and complete copies of the Company’s Articles of Incorporation, as amended and as in effect on the date hereof (the “Articles of Incorporation”), and the Company’s bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all Convertible Securities and the material rights of the holders thereof in respect thereto.

(m)             Indebtedness and Other Contracts. Neither the Company nor any of its Subsidiaries, (i) except as disclosed on Schedule 3(m), has any outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) has any financing statements securing obligations in any amounts filed in connection with the Company or any of its Subsidiaries; (iv) is in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (v) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(n)               Litigation. There is no action, suit, arbitration, proceeding, inquiry or investigation before or by any court, public board, other Governmental Entity, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company’s or its Subsidiaries’ officers or directors , whether of a civil or criminal nature or otherwise, in their capacities as such, except as set forth in Schedule 3(n). No director, officer or employee of the

Company or any of its subsidiaries has willfully violated 18 U.S.C. §1519 or engaged in spoliation in reasonable anticipation of litigation. After reasonable inquiry of its employees, the Company is not aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity.

(o)               Internal Accounting and Disclosure Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements that accurately reflect the current status of the business of the Company and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company has not received any notice or correspondence from any accountant, Governmental Entity or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company.

(p)               Investment Company Status. The Company is not, and upon consummation of the offer, transfer and/or exchange, as applicable, of the Corrected Warrant will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(q)               Transfer Taxes. On the Exchange Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the Corrected Warrant to be issued to the Holder hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(r)                Books and Records. The books of account, ledgers, order books, records and documents of the Company and its Subsidiaries accurately and completely reflect all information relating to the business of the Company, the nature, acquisition, maintenance, location and collection of each of their respective assets, and the nature of all transactions giving rise to material obligations or accounts receivable of the Company, as the case may be, except where the failure to so reflect such information would not have a Material Adverse Effect. The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, boards of directors and all committees of the boards of directors, and other governing Persons of the Company.

(s)                Management. Except as set forth in Schedule 3(s) hereto, during the past five year period, no current or former officer or director or, to the knowledge of the Company, no current ten percent (10%) or greater stockholder of the Company has been the subject of:

(i)                 a petition under bankruptcy laws or any other insolvency or moratorium law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two years before the time of the filing of such petition or such appointment;

(ii)              a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(iii)            any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

(1)               Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(2)               Engaging in any particular type of business practice; or

(3)               Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;

(iv)             any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than sixty (60) days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;

(v)               a finding by a court of competent jurisdiction in a civil action or by the SEC or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or

(vi)             a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

(t)                 No Disagreements with Accountants and Lawyers(a). There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the

Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents. In addition, on or prior to the date hereof, the Company had discussions with its accountants about its financial statements. Based on those discussions, the Company has no reason to believe that it will need to restate any such financial statements or any part thereof.

(u)               Disclosure. No statement made by the Company in this Agreement or the exhibits and schedules attached hereto or in any certificate or schedule furnished or to be furnished by or on behalf of the Company to the Holder or any of its representatives in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. The due diligence materials previously provided by or on behalf of the Company to the Holder (the “Due Diligence Materials”), have been prepared in a good faith effort by the Company to describe the Company’s present and proposed products, and projected growth of the Company and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, except that with respect to assumptions, projections and expressions of opinion or predictions contained in the Due Diligence Materials, the Company represents only that such assumptions, projections, expressions of opinion and predictions were made in good faith and that the Company believes there is a reasonable basis therefor. The Company acknowledges and agrees that the Holder makes or has made no representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Agreement.

Section 4. Representations and Warranties of the Holder. The Holder represents and warrants to the Company that:

4.1 Ownership of the Original Securities. The Holder is the legal and beneficial owner of the Original Securities. The Holder fully paid for the Original Securities, and has continuously held the Original Securities since its issuance or purchase. The Holder, individually or through an affiliate, owns the Original Securities outright and free and clear of any options, contracts, agreements, liens, security interests, or other encumbrances.

4.2 No Public Sale or Distribution. The Holder is acquiring the Corrected Warrant in the ordinary course of business for its own account and not with a view toward, or for resale in connection with, the public sale or distribution thereof; provided, however, that by making the representations herein, the Holder does not agree to hold any of the Corrected Warrant for any minimum or other specific term and reserves the right to dispose of the Corrected Warrant at any time in accordance with an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Holder does not presently have any agreement or understanding, directly or indirectly, with any person to distribute, or transfer any interest or grant participation rights in, the Original Securities or the Corrected Warrant.

4.3 Accredited Investor and Affiliate Status. The Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

The Holder is not, and has not been, for a period of at least three (3) months prior to the date of this Agreement (a) an officer or director of the Company, (b) an “affiliate” of the Company (as defined in Rule 144) (an “Affiliate”) or (c) a “beneficial owner” of more than 10% of the common stock (as defined for purposes of Rule 13d-3 of the Exchange Act).

4.4 Reliance on Exemptions. The Holder understands that the Exchange is being made in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to complete the Exchange and to acquire the Corrected Warrant.

4.5 Information. The Holder has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the Exchange which have been requested by the Holder. The Holder has been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Holder or its representatives shall modify, amend or affect the Holder’s right to rely on the Company’s representations and warranties contained herein.

4.6 Risk. The Holder understands that its investment in the Corrected Warrant involves a high degree of risk. The Holder is able to bear the risk of an investment in the Corrected Warrant including, without limitation, the risk of total loss of its investment. The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the Exchange.

4.7 No Governmental Review. The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement in connection with the Exchange or the fairness or suitability of the investment in the Corrected Warrant nor have such authorities passed upon or endorsed the merits of the Corrected Warrant.

4.8 Organization; Authorization. The Holder is duly organized, validly existing and in good standing under the laws of its state of formation and has the requisite organizational power and authority to enter into and perform its obligations under this Agreement.

4.9 Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with its terms. The execution, delivery and performance of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby (including, without limitation, the Exchange) will not result in a violation of the organizational documents of the Holder.

4.10 Prior Investment Experience. The Holder acknowledges that it has prior investment experience, including investment in securities of the type being exchange, including the Original Securities or the Corrected Warrant, and has read all of the documents furnished or made available by the Company to it and is able to evaluate the merits and risks of such an investment on its behalf, and that it recognizes the highly speculative nature of this investment.

4.11 Tax Consequences. The Holder acknowledges that the Company has made no representation regarding the potential or actual tax consequences for the Holder which will result from entering into the Agreement and from consummation of the Exchange. The Holder acknowledges that it bears complete responsibility for obtaining adequate tax advice regarding the Agreement and the Exchange.

4.12 No Registration, Review or Approval. The Holder acknowledges, understands and agrees that the Corrected Warrant are being exchanged hereunder pursuant to an exemption under Section 3(a)(9) of the Securities Act.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed under the laws of the state of New York, without regard to principles of conflicts of law or choice of law that would permit or require the application of the laws of another jurisdiction. The Company and the Holder each hereby agrees that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York (Manhattan). The Company and the Holder each consents to the exclusive jurisdiction and venue of the foregoing courts and consents that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by generally recognized overnight courier or certified or registered mail, return receipt requested, directed to such party at its or his address set forth below (and service so made shall be deemed “personal service”) or by personal service or in such other manner as may be permissible under the rules of said courts. THE COMPANY AND THE HOLDER EACH HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS AGREEMENT.

Section 6. Indemnification of Holder. Subject to the provisions of this Section 7, the Company shall indemnify and hold the Holder and its directors, officers, managers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Holder (within the meaning of Section 15 of the Securities Act and Section 20 of the 1934 Act), and the directors, officers, managers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Holder Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Holder Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by any Company in this

Agreement or in the other document related to this exchange or (b) any action instituted against Holder Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Holder Party, with respect to any of the transactions contemplated by this exchange (unless such action is based upon a breach of such Holder Party’s representations, warranties or covenants under the exchange or any agreements or understandings such Holder Party may have with any such stockholder or any violations by such Holder Party of state or federal securities laws or any conduct by such Holder Party which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Holder Party in respect of which indemnity may be sought pursuant to this Agreement, such Holder Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Holder Party. Any Holder Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Holder Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Holder Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Holder Party under this Agreement (y) for any settlement by a Holder Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Holder Party’s breach of its representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Holder Party may have with any such stockholder or any violations by such Holder Party of state or federal securities laws or any conduct by such Holder Party which constitutes fraud, gross negligence, willful misconduct or malfeasance. The indemnification required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred however, each Holder Party who receives such interim payment agrees to reimburse the Company for any such payment made by the Company to such Holder Party if it is finally determined in such action or proceeding that such Holder Party is not entitled to indemnification pursuant to this Section 7. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Holder Party against any Company or others and any liabilities the Company may be subject to pursuant to law.

Section 7. Fees and Expenses.   Except as expressly set forth below, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall promptly reimburse Kelley Drye & Warren, LLP, on demand, for all reasonable, documented costs and expenses incurred by it in connection with preparing and delivering this Agreement (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby) in an aggregate amount not to exceed $10,000 (the “Investor Counsel Expenses”).

Section 8.

Certificates. Certificates evidencing the Corrected Warrant (or assuming a cashless exercise of the Corrected Warrant, the Corrected Warrant Shares) shall not contain any legend: (i) while a registration statement covering the resale of such security is effective under the Securities Act; (ii) following any sale of such Corrected Warrant (or assuming a cashless exercise of the Corrected Warrant, the Corrected Warrant Shares) pursuant to Rule 144; or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after any of the events described in (i)-(iii) in the preceding sentence if required by the Company’s transfer agent to effect the removal of the legend hereunder (with a copy to the Holder and its broker). The Company agrees that following the Exchange Date or at such time as such legend is no longer required under this Section, it will, no later than two Trading Days (as defined in the Purchase Agreement) following the delivery by the Holder to the Company or the Company’s transfer agent of a certificate representing Corrected Warrant issued with a restrictive legend, deliver or cause to be delivered to the Holder a certificate representing such shares that is free from all restrictive and other legends.

Section 9. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

Section 10. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 11. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 12. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Holder, the Company, its affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Holder make any representation, warranty, covenant or undertaking with respect to such matters; provided, however, that all representations and warranties contained in the Loan Agreement, shall be incorporated herein. No provision of this Agreement may be amended other than by an instrument in writing signed by each of the Company and the Holder. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 13. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; or (b) one calendar day (excluding Saturdays, Sundays, and national banking holidays) after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.

The addresses for such communications shall be:

If to the Company:

DatChat, Inc.

65 Church Street, 2nd Floor

New Brunswick, NJ 08901

Attn: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Attn: Richard A. Friedman, Esq.

If to the Holder:

Hudson Bay Master Fund Ltd.

777 Third Ave., 30th Floor

New York, NY 10017

Attn: Yoav Roth

With a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Telephone: (212) 808-7540
Facsimile: (212) 808-7897
Attention: Michael A. Adelstein, Esq.

or to such other address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.

Section 14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Corrected Warrant. The Holder may assign some or all of their rights hereunder without the consent of any of the Company, in which event such assignee shall be deemed to be the Holder hereunder with respect to such assigned rights.

Section 15.

No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 16. Survival of Representations. The representations and warranties of the Company and the Holder contained herein will survive the closing of the transactions contemplated by this Agreement.

Section 17. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 18. Securities Laws Disclosure; Publicity. The Company shall by 9:30 a.m. (New York City time) on the Trading Day immediately following the date hereof file a Current Report on Form 1-U, including the transaction documents as exhibits thereto, with the SEC within the time required by the Exchange Act. From and after the filing of such 1-U, the Company represents to the Holder that it shall have publicly disclosed all material, non-public information delivered to the Holder by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the transaction documents. In addition, effective upon the filing of such Current Report on Form 1-U, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate. The Company and the Holder shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor any Holder shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Holder, or without the prior consent of the Holder, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Holder, or include the name of the Holder in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Holder, except: (a) as required by federal securities law in connection with any registration statement contemplated by this Agreement and (b) to the extent such disclosure is required by law or trading market regulations, in which case the Company shall provide the Holder with prior notice of such disclosure permitted under this clause (b). To the extent that the Company delivers any material, non-public information to the Holder without the Holder’s consent, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, non-public information.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Forbearance and Exchange Agreement as of the Exchange Date.

COMPANY:

DATCHAT, Inc.

By_________________________________

Name: Darin Myman

Title: Chief Executive Officer

HOLDER:

HUDSON BAY MASTER FUND LTD

By_________________________________

Name: Yoav Roth

Title: Authorized Signatory